Exhibit (99)

Media Contact:

Christy Phillips-Brown 704.383.8178

Investor Contacts:

Alice Lehman 704.374.4139

Ellen Taylor 704.383.1381

Press Release Tuesday, August 21, 2007

WACHOVIA CORPORATION INCREASES QUARTERLY DIVIDEND 14% TO 64 CENTS PER SHARE

CHARLOTTE, N.C. – Wachovia Corporation’s (NYSE:WB) board of directors today approved a 14 percent increase in the company’s regular quarterly cash dividend to 64 cents per common share, up from the current 56 cents per share. The new common stock dividend is payable on September 17, 2007, to shareholders of record as of the close of business on August 31, 2007.

“Today’s announcement reflects our Board’s confidence in Wachovia’s capital strength, liquidity, prudent risk profile and our future,” said Ken Thompson, chairman and chief executive officer of Wachovia. “We believe it is important that our shareholders are rewarded on their investment with a growing dividend.”

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $719.9 billion and market capitalization of $97.5 billion at June 30, 2007. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to 13 million household and business customers. Wachovia has 3,400 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $795 billion in client assets through approximately 10,800 registered representatives in 774 offices in 48 states and through service affiliate offices in Latin America. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.

In May 2007, Wachovia announced an agreement to acquire A.G. Edwards, Inc., a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edward & Sons, Inc. A.G. Edwards and its affiliates employ 6,623 financial consultants in 741 offices nationwide and two European locations in London and Geneva. This proposed acquisition is expected to be completed in the fourth quarter of 2007, pending the approval of A.G. Edwards shareholders and applicable regulatory approvals.

Additional Information

The proposed merger between Wachovia and A.G. Edwards, Inc. (the “A.G. Edwards Merger”) will be submitted to A.G. Edwards shareholders for their consideration. Wachovia has filed a registration statement with the SEC, which includes a preliminary proxy statement/prospectus regarding the proposed A.G. Edwards Merger. A.G. Edwards shareholders and other investors are urged to read the registration statement and the definitive proxy statement/prospectus when it becomes available, as well as any other relevant documents concerning the proposed A.G. Edwards Merger filed with the SEC (and any amendments or supplements to those documents), because they will contain important information. You may obtain a free copy of the registration statement and the proxy statement/prospectus, as well as other filings containing information about Wachovia and A.G. Edwards, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, www.wachovia.com and www.agedwards.com. Copies of the definitive proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, 704-383-0798; or to A.G. Edwards, Inc., Investor Relations, One North Jefferson Avenue, St. Louis, MO 63103, 314-955-3000.

Wachovia and A.G. Edwards, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the shareholders of A.G. Edwards in connection with the proposed A.G. Edwards Merger. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2007 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 9, 2007. Information about the directors and executive officers of A.G. Edwards is set forth in the proxy statement for A.G. Edwards’ 2007 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on May 15, 2007. Additional information regarding the interests of those participants and other persons who may be deemed participants in the proposed A.G. Edwards Merger may be obtained by reading the definitive proxy statement/prospectus regarding the proposed A.G. Edwards Merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

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